UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 24, 2021

TRIMAS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-10716	38-2687639
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

38505 Woodward Avenue,	Suite 200,	Bloomfield Hills,	48304
Michigan
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code (248) 631-5450
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of exchange on which registered
Common stock, $0.01 par value	TRS	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

TriMas Corporation (the “Company”) issued a press release on April 29, 2021, reporting its financial results for the first quarter ending March 31, 2021. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The press release is also available on the Corporation's website at www.trimascorp.com.
In addition, the Company is prospectively modifying certain earnings per share measures to add back intangible amortization expense related to acquisitions. To provide historical information on a basis consistent with this modification, the Company has recast information in the attached Exhibit 99.2 for the quarterly periods and year ended December 31, 2020, as well as the quarterly period ended March 31, 2021.
The information presented in Exhibit 99.1 and 99.2 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 (the "Securities Act") or the Exchange Act.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2021, the Company announced that Robert J. Zalupski will be retiring as the Company’s Chief Financial Officer, and that Scott A. Mell will be appointed as the Company’s Chief Financial Officer, effective May 1, 2021. To ensure a smooth transition, the Company will enter into a separation agreement with Mr. Zalupski, who will offer transitional support and assist in the execution of any special assignments through his last day with the Company on September 30, 2021.
Mr. Mell, age 49, had previously served as Managing Director – Recovery & Transformation Services of Riveron, a national business advisory firm, since October 2018. Prior to joining Riveron, Mr. Mell worked at Ernst & Young, a global assurance, consulting, strategy and transactions, and tax firm, as Managing Director – Transaction Advisory Services/Restructuring from 2017 to 2018 and at Motus Integrated Technologies/Atlas Holdings, a leading manufacturer of high-performance headliners, door and console armrests, and instrument panel trim components for the global automotive market, in 2017 as Vice President of Corporate Strategy. Mr. Mell was Senior Vice President, Recovery & Transformation Services Practice for McKinsey & Company, a global management consulting company, from 2012 to 2016.
In connection with Mr. Mell’s appointment as Chief Financial Officer, the Company entered into an offer letter with Mr. Mell providing the following: initial base salary of $415,000 per year; special starting cash bonus of $50,000; prorated participation in the Company’s 2021 short-term cash incentive plan with a target opportunity equal to 65% of his base salary as of December 31, 2021 (subject to a minimum payout of $100,000); participation in the Company’s long-term equity incentive program, with an initial award for 2021 of three-year ratable restricted stock units valued at $450,000; flexible cash allowance of $25,000 per year (pro-rated for 2021); customary vacation periods; participation in certain standard employee and retirement benefits; and participation in the Company’s Executive Severance/Change in Control Policy (the “Executive Policy”) as a “Tier II” participant, including (in general) potential cash severance equal to 12 months of base salary and target annual incentive for a termination without cause or for good reason, in addition to (as described in the Executive Policy) certain health care benefits during the severance period, certain cash incentive and equity award vesting, and up to 12 months of outplacement services.
After September 30, 2021, Mr. Zalupski will be entitled to receive the following existing benefits under the Executive Policy: cash severance equal to one year of his base salary ($432,600) plus target annual cash incentive ($302,820); and one year of health care premium reimbursement. In addition, Mr. Zalupski will receive his $25,000 annual flexible cash allowance less amounts previously paid during 2021; will be paid his annual vacation allotment of 25 days of earned but unused vacation; will be paid $227,115 as a pro-rated portion of his target short-term cash incentive award opportunity for 2021 in lieu of a pro-rated payout based on actual performance; and in lieu of the pro-rated equity award vesting described in the Executive Policy, will vest in full in his outstanding restricted stock units that are unvested as of the termination date (expected to be 24,529 units) and his outstanding target performance stock units that are unvested as of such date (expected to be 37,174 units). These benefits will be subject to applicable tax withholding, and Mr. Zalupski will comply with certain customary non-competition and customer and employee non-solicitation obligations set forth in the Executive Policy (as modified by the agreement) for a period of 12 months. Further, Mr. Zalupski will execute a customary release of claims.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits. The following exhibits are furnished herewith:

Exhibit No.	Description

99.1	Press Release, dated April 29, 2021, reporting financial results for the quarter ended March 31, 2021.
99.2	Additional Information Regarding Special Items Impacting Reported GAAP Financial Measures
104	Cover Page Interactive File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMAS CORPORATION

Date:	April 29, 2021	By:	/s/ Paul A. Swart
		Name:	Paul A. Swart
		Title:	Vice President Business Planning, Controller and Chief Accounting Officer